UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2012

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 20, 2012, a wholly-owned subsidiary of Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”) acquired all of the limited liability company interests of a Delaware limited liability company that owns a multifamily community located in the Midwestern United States (the “Property”) from an unaffiliated seller, Prudential Mortgage Capital Funding, LLC, a Delaware limited liability company. The Property is a multifamily community with over 900 units located on an approximately 110-acre site with amenities, including but not limited to, swimming pools, tennis courts, a clubhouse, a fitness center, laundry rooms, a playground and carports. The Property was constructed in six phases from 1966 to 1978 and is currently 78% leased.

The contract purchase price for the Property was $41.25 million, excluding closing costs. We funded the purchase price with proceeds from our initial public offering and proceeds from our existing line of credit. The purchase price represents a 61% discount to our estimate of the replacement cost of the Property if built today.

We believe that the Property is suitable for its intended purpose and adequately insured; however, we intend to make renovations to the Property. We intend to bring 100% of the units back to leasable condition as well as attend to deferred maintenance on the exterior and in common areas. Additional renovations include, painting, remodeling the clubhouse/leasing center and updating the swimming pools, fitness center and interior hallways.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements.

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that we intend to file the required financial statements on or before September 3, 2012, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: June 22, 2012	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer (Principal Executive Officer)